Exhibit T3B.23

STATUTES

Of Amdipharm AG

Headquartered in

Basel

I.	Company headquarters and purpose of the company

Art. 1: Company, registered office

Under company

Amdipharm AG (Amdipharm SA) (Amdipharm AG) is a public limited company with headquarters in Basel.

Art. 2: Purpose

The purpose of the Company is the acquisition, trading and analysis of intellectual property rights in the field of pharmaceuticals and related products and related apparatus. The Company will also operate as a wholesaler, manufacturer, importer, exporter and distributor in these areas.

The Company may engage in commercial, financial and other activities which are related to the purpose of the Company and which are directly and / or indirectly conducive to the purpose of the Company. In particular, it may participate in companies of a similar nature in Germany and abroad, acquire and sell real estate. The company may provide financing to its direct and indirect parent companies and their direct and indirect subsidiaries and may provide collateral of all kinds for liabilities of such companies, in particular in the form of guarantees, liens, global assignments, security transfers and assignments of security.

The Company may establish branches and subsidiaries in Germany and abroad.

II.	Share capital and shares

Art. 3: Amount of the share capital, number, nominal value and type of shares

The share capital of the Company amounts to CHF 13,600,00 and is divided into 1,360,000 registered shares at CHF 10 each. The share capital is fully paid up.

The Company may issue certificates for a number of shares. The shares or certificates are issued without dividend coupons and should bear the signature of at least one member of the Board of Directors. The Company may waive the issuance of stock or share certificates.

By resolution of the General Meeting, the registered shares may at any time be converted into bearer shares and bearer shares into registered shares.

Art.4 Share register

The names and addresses of shareholders and beneficiaries are entered in the Company’s share register.

The company recognizes only the entitled persons registered in the share register.

Art. 5: Subscription right

In the case of an increase in the share capital and the issuance of new shares, the existing shareholders have a right of free rein according to the nominal value of their reported previous shareholding.

When increasing the share capital, the General Meeting may decide to deviate from the subscription rights for important reasons, in particular the allocation of a portion or the entirety of the new shares to be issued to non-shareholders. Important reasons include in particular the takeover of companies, parts of companies or participations as well as the participation of employees. By abolishing the subscription right, nobody may be beneficially favored or be at a disadvantage.

III.	Organs of society

A. The General Assembly

Art. 6: Ordinary and Extraordinary General Meetings.

The Annual General Meeting takes place annually within six months of the end of the fiscal year. Extraordinary General Meetings are convened as needed, particularly if it requires the auditor or a member of the Board of Directors in writing, stating the agenda items and proposals. Likewise, one or more shareholders, who together represent at least one tenth of the share capital, may request in writing, including details of the items to be discussed and applied.

If the convening of an extraordinary general meeting is required by the auditors or by shareholders representing at least one-third of the share capital, the meeting must be held within two months of receipt of the request to the board of directors.

Art. 7: Convening and Agenda

Invitations to ordinary and extraordinary general meetings are made by the Board of Directors, if necessary by the statutory auditors, to the shareholders, stating the items to be discussed and the proposals of the Board of Directors and if applicable, the shareholders who requested the General Meeting or the negotiating item to be included in the agenda. The invitation to the General Meeting has to be sent at least 20 days before the date of the meeting by registered letter to the last address of the shareholders entered in the shareholders’ register.

The Annual Report and the Auditors’ Report are submitted to the Company for inspection, no later than 20 days before the ordinary General Meeting.

Ordinary and Extraordinary General Meetings may only pass valid resolutions on those matters which have been referred to in the invitation. This does not apply to the decision to convene an Extraordinary General Meeting or to a special audit.

Art. 8: General meeting

A general meeting may only be held if no objection is raised by the owners or representatives of all shares without complying with the formal requirements for the convening.

At this meeting, all matters falling within the scope of business of the General meeting may be validly negotiated and passed as long as the owners or representatives of all the shares are present.

Art. 9: Non-transferable powers

The general meeting of shareholders has the following non-transferable powers:

1. the establishment and amendment of the Articles of Incorporation (excluding the powers of the Board of Directors in the capital increase);

2. the election of the members of the Board of Directors and the statutory auditors;

3. the approval of the annual report and of any applicable consolidated financial statements;

4. The approval of the financial statements and the decision making on the use of the retained earnings;

5. The discharge of the members of the Board of Directors;

6. Decision-making/resolution on proposals by the Board of Directors, the Audit Office and individual shareholders;

7. passing resolution on all other objects reserved to the General Assembly by law or by statutes.

Art. 10: Resolutions and elections

The General Meeting passes its resolutions and carries out its elections by an absolute majority of the votes represented.

A resolution of the Shareholders’ Meeting incorporating at least two-thirds of the votes represented and the absolute majority of the par value of shares represented is required for:

1. the change of the purpose of the company;
2. the introduction of voting shares;
3. the restriction on the transferability of registered shares;
4. an authorized or conditional capital increase;
5. the capital increase from equity, in-kind or in-kind and granting special benefits;
6. the restriction or cancellation of the subscription right;
7. the transfer of the company’s estate;
8. the dissolution of the company without liquidation.

Resolutions and elections are voted on openly, unless 1/10 of the votes represented require secret voting.

Art. 11: Meeting place

The meeting usually takes place at the headquarters of the company. However, the Board of Directors has the power to designate another meeting venue.

Art. 12: Chairman, Protocol

The Chairman of the General Meeting is the Chairman of the Board of Directors, if he or she is unable to do so, the deputy or a daily president is elected in the General Meeting who does not need to be a shareholder.

The chairperson or the vote counter designates the protocol leader, as well as the secretary, who do not need to be shareholders.

A protocol will be followed in the General meeting which is signed by the Chairman and Secretary-General, noting in particular:

1. number, type, face value and category of shares represented by shareholders, by the institutions, by independent voting rights and by custodians;
2. the decisions and the results of the elections;
3. the requests for information and the replies to it;
4. statements made by shareholders on the protocol.

Shareholders are entitled to view the protocol.

Art.13: Voting and representation

In the general meeting, each share is entitled to one vote.

Each shareholder may be represented by a third party who does not need to be a shareholder by means of a written power of attorney at the general meeting. The legal representation remains reserved.

The members of the Board of Directors who are present decide on the recognition of powers of representation.

B. The Board of Directors

Art.14: Eligibility, term of office

The Board of Directors consists of one or more members, each elected for a term of three financial years. The term of office ends on the day of the Ordinary General Meeting for the last financial year of the term of office. If substitute elections are made during the term of office, the newly elected members complete the term of office of their predecessors.

Art. 15: Constitution

The Board of Directors constitutes itself.

He designates a secretary who still has to be a member of the board of directors.

Art. 16: Organization, protocol management

The Board of Directors meets at the invitation of the President or if he is unable to attend, one of the other members are available as often as the companies, the business and the member requires.

A record of the negotiations will be signed by the chairman and the secretary.

Art. 17: Resolutions

The Board of Directors has a quorum if the majority of its members are present. For board resolutions for which the law provides for a public certification, the presence of the majority of the directors is not required.

The Board of Directors takes its decision and majority of its elections with the more votes casted. In case of a tie, the chairman is entitled to cast vote.

Resolutions of the Board of Directors on an application may also be made by written agreement of all members, in particular by telex or fax or any other form of communication enabling the text to be proved, unless a member requests verbal deliberation. They shall be included in the next protocol of the Administrative Council.

Art. 18: Non-transferable duties

The Board of Directors has the following non-transferable and inalienable duties:

1. the management of the company and the issuing of the necessary instructions;

2. the definition of the organization

3. the structure of accounting, financial control and financial planning, if necessary for the management of the company;

4. the appointment and dismissal of persons entrusted with the management and representation;

5. the overall supervision of the persons entrusted with the management, also with regard to the observance of the laws, statutes, rules and instructions;

6. the preparation of the annual report as well as the preparation of the general meeting and the execution of its resolutions;

7. Notification of the judge in case of over-indebtedness.

The Board of Directors is also authorized to take decisions in all matters which are not delegated or reserved to the General Meeting.

Art. 19: Transfer of representation and management

The Board of Directors are entitled to delegate the representation of the Company in accordance with an organizational rule pursuant to Art. 716b OR, the Board of Directors or individual branches thereof, to individual members of the Board of Directors or to third parties (such as directors) who do not need to be shareholders.

It designates those of its members and third parties who are entitled to the legally binding signature for the company and determines the manner of drawing.

Art. 20: Compensation

The members of the Board of Directors receive fixed compensation independent of the business results for their work and are also entitled to reimbursement of their expenses, compensation and expenses which are determined by the Board of Directors.

In addition, the General Meeting, within the framework of the relevant provisions, may decide on the allocation of bonuses and profit shares to the members of the Board of Directors.

C. The auditors

Art. 21: Election, term of office and tasks

The General Meeting of Shareholders elects one or more auditors for a term of office of three years as statutory auditors with the rights and obligations outlined in Art. 728 et seq OR. The auditors must meet the relevant requirements of qualification and independence.

The auditors check whether the bookkeeping system, the annual financial statements and any consolidated financial statements as well as the appropriation of retained earnings comply with the law and the articles of incorporation and report to the general meeting on this audit in which they approve the annual financial statements, with or without restriction, or requested their rejection to the Board of Directors.

The annual general meeting may only approve the annual financial statements and decide on the appropriation of the balance sheet profit if an audit report is available and an auditor is present.

The general meeting may waive the presence of a auditor by unanimous decision.

IV.	Profit distribution and reserves

Art.22: Creation of reserves

From the net profit remaining after deduction of all expenses, interest, losses and other burdens as well as after the necessary depreciation and provisions have been made, 5% of the original reverse profit must be allocated until it reaches the level of 20% of the paid up share capital.

The balance sheet profit is subject to the statutory provisions on further allocations to the general reserve (Article 671 CO), which is freely available to the General Meeting.

The General meeting may decide to invest additional reserves in addition to the general reserve.

Art.23: Use of the general reserve

The general reserve may provide that it does not exceed half of the share capital, which may only be used to cover losses or measures designed to counteract the company, counteract unemployment or mitigate its consequences in times of bad business.

V.	Dissolution and liquidation

Art. 24: Liquidation

The general meeting may decide at any time to dissolve and liquidate the company on the basis of legal and statutory provisions.

The liquidation is carried out by the Board of Directors, unless the General Meeting decides otherwise. For the rest, the provisions of Art. 736 ff. OR apply to the dissolution and liquidation.

VI.	Dissolution and liquidation

Art. 24: Liquidation

The general meeting may decide at any time to dissolve and liquidate the company on the basis of statutory and statutory provisions.

The liquidation is carried out by the Board of Directors, unless the General Meeting decides otherwise. For the rest, the provisions of Art. 736 ff. OR apply to the dissolution and liquidation.

VII.	Announcements

Art. 25 Announcements

Notices to shareholders shall be sent by registered letter to the last address entered in the share register.

The Publication concerning public announcements of the company is the Swiss Trade Journal Gazette.

Conformity certification

The undersigned public notary public in Basel hereby certifies that the above Articles of Incorporation of Amdipharm AG, with its registered office/headquarters in Basel, are in accordance with the articles of incorporation adopted by today's Extraordinary General Meeting.

Basel, 4 (fourth) October 2007 (two thousand seven)

[Signature]

Act. Prot. 20017 139
[stamp:] DR. MARTIN LENZ [stamp:] DR. MARTIN LENZ
Lawyer and Notary Public         Lawyer and Notary Public
2                      Fr.            4            Fr.          4           Fr.
Oct. 4, 2007                                                             Oct. 4, 2007